Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 4, 2010 (May 20, 2010 as to net income per common share data described in Note 2 and subsequent events described in Notes 3 and 9) relating to the consolidated financial statements of Affinion Group Holdings, Inc. and subsidiaries (the “Company”) appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/  Deloitte & Touche LLP

Stamford, CT

May 20, 2010